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                                                                    EXHIBIT 5.1


[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI] September 10, 1999

Peregrine Systems, Inc. 12670 High Bluff Drive San Diego, California 92130


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on September 10, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 754,231 shares of your common stock (the "Shares"), all of which are authorized and have been previously issued in connection with Peregrine Systems, Inc.'s ("PSI") purchase of the entire issued share capital of F.Print UK Limited. The Shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

         It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.


                                           Very truly yours,

                                           /s/ WILSON SONSINI GOODRICH & ROSATI

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation